EXHIBIT 10.24

SUMMARY OFFER OF EMPLOYMENT

FOR

Fred Kulikowski

October 13, 2004

Position title: President and Chief Operating Officer of Commercial Federal Corporation and Commercial Federal Bank.

Board Seat: You will be nominated for appointment to both the Board of the Commercial Federal Corporation and that of Commercial Federal Bank. This requires confirmation by the full Board of Directors.

Salary: Your base salary will be $500,000 per year (paid two times per month—on the 15th and last day of the month).

Sign-on Bonus: You will receive a $650,000 cash sign-on bonus upon acceptance of this offer and initiation of employment. In the event you leave the company voluntarily during the first twenty-four (24) months, repayment of your bonus would be prorated accordingly.

Restricted Stock Award: You will receive a restricted stock award (RSA) of 40,000 CFB shares as of your start date. The restrictions on this award will lapse at the rate of 33.33% per year beginning with the first anniversary of the award date.

Stock Options: You will be awarded 250,000 stock options on your start date. These options will be immediately vested. The option exercise price will be the average of the high and low trade of CFB shares on the NYSE on either the start date or the signing date, to be determined. The Board of Directors may also award discretionary stock options on an annual basis. Amounts have varied from year to year. You will be eligible for a stock option grant consideration.

Employment Contract: Commercial Federal will enter into a three-year Employment Contract with you. If during the contract period, your employment is terminated for any reason other than cause or your voluntary resignation, CFB will pay you for the remaining term of the contract period.

Change of Control Agreement: You will receive a 35.88-month Change of Control Agreement. In summary, in the event of a change of control, you will continue to receive your base salary and all bonuses (including short- and long-term incentive awards and stock options granted pursuant to the above) in effect at the time of the involuntary termination for a period of 35.88 months. Under current policy, all benefits and payments pursuant to a change in control shall be reduced, if necessary, to the largest aggregate amount that will result in no portion thereof being subject to federal excise tax or being nondeductible to the Employer for federal income tax purposes under Sections 280G or 4999 of the Code. The Executive will determine which payments or benefits are to be reduced, if necessary to conform to this provision. You will also be eligible to continue health and life insurance coverage. The Agreement to be approved by the Board of Directors at their meeting following hire date.

Annual Incentive Plan: Participation in the Commercial Federal Bank Management Incentive Plan (MIP) with an annual incentive opportunity of 60% of base salary in cash and 20% of base salary in restricted stock awards (which mature over a 5 year vesting period) for achieving 100% of Plan target. The restricted stock awards will be part of the Annual MIP only in 2005 as CFB transitions to the full implementation of the Long Term Incentive Plan.

The specific award from this plan is based on corporate performance. The Board of Directors sets the corporate performance goals. If goals are met, you will realize the initial payout from this program in March of 2006.

Long Term Incentive Plan: You will participate in the Long Term Incentive Plan. The 2005-2007 Plan has not yet been approved by the Compensation Committee of the Board. Performance targets will be reviewed by the Compensation Committee by December 31, 2004.

Retirement Savings Plan: You are eligible to participate in the Commercial Federal 401(k) Plan immediately. The 8% match begins the month following completion of one year of service. You are 100% vested in the match after five years of service. In the event of a Change of Control, the vesting is accelerated.

Deferred Compensation: You will be eligible to participate in CFB’s Deferred Compensation Plan upon employment. Election to defer must occur within 30 days of your start date. CFB will make a contribution to the Deferred Compensation Plan in 2005 equal to the company matching contributions you are not eligible to receive in the Retirement Savings Plan (the 401(k) Plan) during your first calendar year of employment.

Relocation: To be negotiated.

Life Insurance: You are eligible to receive $1,000,000 life insurance coverage through our Group Plan and you have the option to purchase supplemental coverage. You will also receive Accidental Death and Dismemberment Insurance (AD&D) at the same amount of coverage.

Health and Dental Insurance: We provide medical and dental coverage under a self-funded group plan, administered by Blue Cross/Blue Shield. Coverage you elect under these plans will be effective the first day of employment, provided you enroll within the first thirty days of employment.

Short Term Disability: Benefit eligibility begins after satisfying a waiting period of the first of the month following 90 days of employment. Benefit is 100% of pre-disability base salary for one week for each year of service, followed by 60% of pre-disability base salary for up to 90 days (including the 5 day waiting period).

Long Term Disability: Our LTD Plan will provide you $15,000 per month in the event of a qualifying disability. Our Plan is based on your “own occupation”, and as with most such plans, has a Social Security offset. This coverage goes into effect on the first of the month following 90 days of employment.

Paid Time Off: Commercial Federal uses a Paid Time-Off (PTO) program to provide for vacation, short-term sickness, and other personal time off. Upon employment, you will be granted a balance of three (3) days for 2004. In 2005 you will begin to accrue nineteen days of PTO for year one and two of service.

Start Date: To be determined.

This Summary Offer of Employment is not a contract. Employees at Commercial Federal are “at will” employees. Any employee may terminate his employment relationship with Commercial Federal at any time for any reason. Similarly, the “at will” status means that Commercial Federal may terminate the employee at any time with or without cause or notice. An employee who accepts or continues employment with Commercial Federal agrees to the at will employment relationship.

ACCEPTED:

/s/ Fred Kulikowski	October 18, 2004
Fred Kulikowski	Date